FOR IMMEDIATE RELEASE

July 2, 2009

Contact:

Susan Jordan

(732) 577-9996

UMH PROPERTIES, INC.

RENEWS SHARE REPURCHASE PROGRAM

Freehold, NJ, July 2, 2009…….The Board of Directors of UMH Properties, Inc. (NYSE Amex:UMH) at its meeting held on June 23, 2009, renewed its approval of a share repurchase program that authorizes the Company to purchase up to $10 million in the aggregate of the Company’s common stock.  The Board of Directors initially approved a share repurchase program on June 17, 2008.  To date, no shares have been repurchased.

The share repurchase program is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, privately negotiated transactions or block trades, or by any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations.

The size, scope and timing of any purchases will be based on business, market and other conditions and factors, including price, regulatory and contractual requirements or consents, and capital availability.

The repurchase program does not require the Company to acquire any particular amount of common stock, and the program may be suspended, modified or discontinued at any time at the Company’s discretion without prior notice.  Shares of stock repurchased under the program will be held as treasury shares.

UMH, a publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

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